            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of each of our six reports dated May 20, 2005, relating to the financial statements and financial highlights of AIM Energy Fund, AIM Financial Services Fund, AIM Gold & Precious Metals Fund, AIM Leisure Fund, AIM Technology Fund and AIM Utilities Fund (six of the portfolios constituting AIM Sector Funds), which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" , "Other Service Providers" and "Examples of persons to whom AIM provides non-public portfolio holdings on an ongoing basis" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 22, 2005